Exhibit 5.1

April 30, 2024

Prudential plc

13th Floor, One International Financial Centre

1 Harbour View Street

Central, Hong Kong

Prudential Funding (Asia) plc

1 Angel Court

London EC2R 7AG

United Kingdom

Ladies and Gentlemen:

We have acted as special New York and United States federal counsel to Prudential plc, a public limited company formed under the laws of England and Wales (“Prudential”), and Prudential Funding (Asia) plc, a public limited company formed under the laws of England and Wales (“PFAP”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “1933 Act”), of a registration statement on Form F-3 (the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series, of (i) senior debt securities of Prudential plc (the “Prudential Senior Debt Securities”), (ii) subordinated debt securities of Prudential plc (the “Prudential Subordinated Debt Securities”), (iii) senior debt securities of PFAP which are fully and unconditionally guaranteed (the “Senior Guarantees”) by Prudential (the “PFAP Senior Debt Securities”), and (iv) subordinated debt securities of PFAP which are fully and unconditionally guaranteed (the “Subordinated Guarantees” and, together with the Senior Guarantees, the “Guarantees”) by Prudential (the “PFAP Subordinated Debt Securities” and, together with the Prudential Senior Debt Securities, the Prudential Subordinated Debt Securities and the PFAP Senior Debt Securities, the “Debt Securities”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the above-referenced Registration Statement, executed copies of the 2024 PFAP Senior Indenture, the 2020 PFAP Senior Indenture and the PFAP Subordinated Indenture (each as defined below), the form of Senior Indenture filed as Exhibit 4.1 to the Registration Statement (the “Prudential Senior Indenture”) and the form of Subordinated Indenture filed as Exhibit 4.2 to the Registration Statement (the “Prudential Subordinated Indenture”) and such other documents and records as we deemed appropriate for purposes of the opinions set forth herein.

Morgan, Lewis & Bockius uk llp

Condor House 5-10 St. Paul's Churchyard London EC4M 8AL	+44.20.3201.5000
United Kingdom	+44.20.3201.5001

Morgan, Lewis & Bockius UK LLP is a limited liability partnership registered in England and Wales under number OC378797 with its registered office at Condor House, 5-10 St. Paul’s Churchyard, London EC4M 8AL and is a law firm authorised and regulated by the Solicitors Regulation Authority, whose rules can be accessed at rules.sra.org.uk. Our SRA authorisation number is 615176. We use the word “partner” to refer to a member of the LLP. A list of the members of Morgan, Lewis & Bockius UK LLP is available for inspection at the above address. Further information about Morgan Lewis can be found on www.morganlewis.com.

April 30, 2024

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile, pdf or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies. We have also assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Debt Securities and the Guarantees endorsed thereon, if applicable, will conform to the forms thereof set forth in the board resolution, officer’s certificate or supplemental indenture, as the case may be, pursuant to which the terms of such Debt Securities are established.

Based upon and subject to the foregoing and to the limitations and qualifications described below, we are of the opinion that:

1.	When the Prudential Senior Debt Securities shall have been duly authorized, executed, authenticated and delivered in accordance with the terms of the Prudential Senior Indenture, the Prudential Senior Debt Securities will be the valid, binding and enforceable obligations of Prudential, entitled to the benefits of the Prudential Senior Indenture.

2.	When the Prudential Subordinated Debt Securities shall have been duly authorized, executed, authenticated and delivered in accordance with the terms of the Prudential Subordinated Indenture, the Prudential Subordinated Debt Securities will be the valid, binding and enforceable obligations of Prudential, entitled to the benefits of the Prudential Subordinated Indenture.

3.	When the PFAP Senior Debt Securities shall have been duly authorized, executed, authenticated and delivered in accordance with the terms of the senior indenture dated April 30, 2024, among PFAP, as issuer, Prudential, as guarantor, and Citibank, N.A., as senior trustee (the “2024 PFAP Senior Indenture”), or the senior indenture dated April 14, 2020, among PFAP, as issuer, Prudential, as guarantor, and Citibank, N.A., as senior trustee, as amended and supplemented on April 14, 2020, March 24, 2022 and March 2, 2023 (the “2020 PFAP Senior Indenture”), the PFAP Senior Debt Securities will be the valid, binding and enforceable obligations of PFAP, entitled to the benefits of the 2024 PFAP Senior Indenture or the 2020 PFAP Senior Indenture, as the case may be.

4.	When the PFAP Subordinated Debt Securities shall have been duly authorized, executed, authenticated and delivered in accordance with the terms of the subordinated indenture dated April 30, 2024, among PFAP, as issuer, Prudential, as guarantor, and Citibank, N.A., as subordinated trustee (the “PFAP Subordinated Indenture” and, together with the Prudential Senior Indenture, the Prudential Subordinated Indenture, the 2024 PFAP Senior Indenture and the 2020 PFAP Senior Indenture, the “Indentures”), the PFAP Subordinated Debt Securities will be the valid, binding and enforceable obligations of PFAP, entitled to the benefits of the PFAP Subordinated Indenture.

5.	When the Senior Guarantees shall have been duly authorized, executed, delivered and endorsed on a PFAP Senior Debt Security in accordance with the terms of the 2024 PFAP Senior Indenture or the 2020 PFAP Senior Indenture, as applicable, the Senior Guarantees will be the valid, binding and enforceable obligations of Prudential, entitled to the benefits of the 2024 PFAP Senior Indenture or the 2020 PFAP Senior Indenture, as the case may be.

6.	When the Subordinated Guarantees shall have been duly authorized, executed, delivered and endorsed on a PFAP Subordinated Debt Security, in accordance with the terms of the PFAP Subordinated Indenture, the Subordinated Guarantees will be the valid, binding and enforceable obligations of Prudential, entitled to the benefits of the PFAP Subordinated Indenture.

April 30, 2024

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of Prudential or PFAP, (a) we have assumed that Prudential or PFAP, as the case may be, and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Debt Securities or the Guarantees, as the case may be, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to Prudential or PFAP regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), and (b) such opinions are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law), including the implied covenant of good faith and fair dealing.

In rendering the opinions expressed above, we have further assumed that (a) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws, (b) the Registration Statement will be effective and will comply with all applicable laws at the time the Debt Securities and the Guarantees are offered or issued as contemplated by the Registration Statement, (c) the terms of the Debt Securities and the Guarantees will not violate any applicable law, result in a default under or breach of any agreement or instrument binding upon Prudential or PFAP, respectively, or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over Prudential or PFAP, respectively, (d) the Debt Securities will be sold and delivered to, and paid for by, the purchasers at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (e) (i) in the case of Debt Securities issued by Prudential, Prudential’s entry into the Prudential Senior Indenture or the Prudential Subordinated Indenture, as the case may be, will be duly and validly authorized, executed and delivered by Prudential, and Prudential will authorize the offering and issuance of the Debt Securities and will authorize, approve and establish the final terms and conditions thereof and will take any other appropriate additional corporate action and (ii) in the case of Debt Securities issued by PFAP, PFAP will authorize the offering and issuance of the Debt Securities and Prudential will authorize the offering and issuance of the Guarantees, and each of Prudential and PFAP will authorize, approve and establish the final terms and conditions thereof and will take any other appropriate additional corporate action and (f) (i) in the case of Debt Securities issued by Prudential, certificates, if required, representing the Debt Securities will be duly executed and delivered by Prudential and, to the extent required by the applicable Indenture, duly authenticated and countersigned and (ii) in the case of Debt Securities issued by PFAP, certificates, if required, representing the Debt Securities will be duly executed and delivered by PFAP and endorsed by Prudential and, to the extent required by the applicable Indenture, duly authenticated and countersigned. In addition, we have assumed, (A) the due incorporation and valid existence of the trustee in relation to the applicable Indenture, (B) that the trustee in relation to the applicable Indenture has or will have the requisite legal power and authority to perform its obligations under the applicable Indenture, (C) that the Indentures have been or will be duly and validly authorized, executed and delivered by the trustee thereunder, respectively, and (D) that the applicable Indenture will constitute at the time of issuance of any Debt Securities thereunder the valid and binding obligation of the trustee thereunder, as the case may be.

With respect to the second sentence in Section 1.16 (Appointment of Agent for Service) in each of the Indentures, we express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the applicable Indenture where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist. In addition, we express no opinion as to the validity, binding effect or enforceability of Article 13 of the Prudential Subordinated Indenture and the PFAP Subordinated Indenture and the subordination provisions of the Prudential Subordinated Debt Securities and the PFAP Subordinated Debt Securities (which provisions are expressed to be governed by the law of England).

April 30, 2024

We note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding United States federal statute and no controlling United States federal court decision on this issue. Accordingly, we express no opinion as to whether a United States federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars. In addition, we express no opinion as to the enforceability of any provision of the Indentures relating to currency indemnity.

We render the foregoing opinions as members of the Bar of the State of New York and express no opinion as to laws other than the laws of the State of New York and the federal laws of the United States of America.

We are furnishing this opinion letter to you, solely for your benefit in connection with the filing of the Registration Statement with the Commission under the 1933 Act. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Opinions” in the prospectus that forms part of the Registration Statement and in any prospectus supplement related thereto. In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the 1933 Act.

Yours faithfully

/s/ Morgan, Lewis & Bockius UK LLP